Rendina Law Firm*
We Get Business
1991 Lake Whatcom Blvd.
Bellingham WA 98229
(360) 715 2913

November 4, 2011

Via Courier

Sunlogics Inc
5-215 Neave Road
Kelwona ,B.C. V1V-219
Canada

Salamon Group Inc.
5-215 Neave Road
Kelowna,B.C. V1V-219
Canada

Salamon Group Inc.
Suite 200,1401 F. Street
Modesto,California 95356
USA

Attention: Mr. Michael Matvieshen, President & CEO

Dear Sirs and Mesdames

Re: Failure to Disclose Material Information

We represent Space Globe Technologies Ltd. a shareholder in Salamon Group Inc. (the “Corporation”) We have been retained to assist our client to compel the Corporation to disclose certain material information with the securities regulators in the United States and in British Columbia, Canada

We are advised that Sunlogics, Inc.,and Mike Matvieshan entered into an amended agreement December 7, 2010 to purchase shares of the common stock of the Corporation from Space Globe Technologies Ltd., and that pursuant to that agreement 8,906,059 shares of stock were given by signed certificates to Harold Schneider for Sunlogics Inc.,or Mike Matvieshen We take the position that entering into this agreement constituted a material change and is required to be disclosed to securities regulators in British Columbia and the United States.

We are advised that you have been contacted on numerous occasions by John Salamon the principal of Space Globe Technologies Ltd., demanding that the agreement be disclosed but you have failed or neglected to do so.

TAKE NOTICE this letter constitutes formal demand that you comply with the disclosure requirements by filing the agreement on Electronic Data-Gathering, Analysis and Retrievel System (EDGAR) and System for Electronic Document analysis and Review (SEDAR) within five days from the date of receipt of this correspondence or we will take whatever steps we deem appropriate to correct the public record without further notice to you.

Please do not hesitate to contact the writer if you have any questions.

Yours truly,
Rendina Law Firm, P.S.
Per

Charles F. Rendina
WSBA#29179
Member Law Society of British Columbia

*In British Columbia”, Charles Rendina Law Corp
In Washington, Rendina Law Firm, P.S.